Exhibit 99.2

Sagaliam Acquisition Corp. Announces Closing of Initial Public Offering and Exercise of Full Over-Allotment Option

Los Angeles, CA – December 23, 2021 – Sagaliam Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 10,000,000 units at $10.00 per unit (the “Offering”). Each unit consists of one share of Class A common stock and one right to receive one-eighth (1/8) of one share of Class A common stock upon consummation of the initial business combination. The underwriters exercised their over-allotment option in full for an additional 1,500,000 units on December 21, 2021, which closed at the time of the closing of the Offering. As a result, the aggregate gross proceeds of the Offering, including the over-allotment, are $115 million, prior to deducting underwriting discounts, commissions, and other Offering expenses.

The units have been listed on the Nasdaq Global Market (“Nasdaq”) and began trading on December 21, 2021, under the ticker symbol “SAGAU”. Once the securities comprising the units begin separate trading, the shares of Class A common stock and rights are expected to be listed on Nasdaq under the symbols “SAGA” and “SAGAR” respectively.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company has not selected a business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. The Company intends to capitalize on the capabilities of its management team and sponsor to identify, acquire and operate a business that may provide opportunities for attractive risk-adjusted returns in the telecommunications, media, and technology industries.

EF Hutton, division of Benchmark Investments, LLC served as sole book-running manager for the Offering.

Mayer Brown LLP served as legal counsel to the Company. Loeb & Loeb LLP served as legal counsel to EF Hutton.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Ave., 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-1 relating to these securities on December 20, 2021. A final prospectus relating to this offering has been filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Sagaliam Acquisition Corp.

1800 Avenue of the Stars, Suite 1475

Los Angeles, CA 90067

Barry Kostiner

Chairman and Chief Executive Officer

bkostiner@fintecham.com

(213) 616-0011